SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 18, 2008, the Compensation and Benefits Committee ("Committee") of the Board of Directors of Charter Communications, Inc. ("Company") approved awards for 2008 to eligible participants under a new incentive program ("2008 IP") adopted under the Company's 2001 Stock Incentive Plan (the "2001 Plan"). The 2008 IP provides for the grant of incentive awards, made up of: (a) one-third in restricted shares of the Company's Class A common stock, (b) one-third in performance units as defined in the 2001 Plan and (c) one-third in "performance cash."

Under the 2008 IP, one-third of the restricted shares will vest on each of the first three anniversaries of the date of the award.  With respect to the remainder of a participant's 2008 IP award of performance units and performance cash, in early 2009, the Committee will determine if and to what degree the Company has reached its 2008 performance goals under the 2008 IP metrics, which performance will determine the number of performance units and the amount of performance cash earned for the year (with a maximum attainment of 200% of the amounts awarded).  Upon such determination, one-third of the earned performance units will be converted into a number of shares of the Company's Class A common stock, and such shares will immediately vest and be issued to the participants.  Likewise, one-third of the earned performance cash will immediately vest and be paid to the participants. The remaining balances of performance units and the performance cash will be allocated to a book-entry "performance bank" for each participant.  One-third of the units and one-third of the cash allocated to this performance bank will vest and be issued/paid to participants each year thereafter.  In addition, the units and cash allocated to each participant’s performance bank will be adjusted upward or downward by as much as 10% of the balance each year based upon the Company’s performance for the following two years.

In the event of a participant's voluntary termination, termination by the Company "for cause," or termination by reason of death or disability, all unvested restricted stock, all unearned performance units and all performance bank amounts would be immediately forfeited.  In the event of retirement as defined in the 2001 Plan, restricted stock vesting would continue and performance bank balances would be paid out over three years following retirement.

In the event of involuntary termination without cause prior to the occurrence of certain corporate transactions (involving a change-in-control or going private transaction), Executive Vice Presidents would receive two years of vesting for restricted stock (other participants would receive one year) and payout of that portion of the performance bank that was scheduled to occur within six months of the date of termination.  Upon such a termination, the individual's performance award opportunity for the year of termination would be immediately forfeited (subject to the terms of any applicable employment agreements).

In the event that the Company is involved in a corporate transaction involving a change in control or going private transaction following which the awards under the 2008 IP are not continued, or in the event of a change-in-control and subsequent termination of employment without cause or for good reason, the 2008 IP generally provides for full vesting acceleration of the existing restricted stock and performance awards and immediate payout of performance bank balances.  In the case of awards to Senior Vice Presidents and above made in March 2008, certain limits on the total benefit received with respect to such award will apply in the event a public announcement of a change in control or going private transaction involving the Company occurs within 90 days after such award.

Under the 2008 IP, the Committee awarded to Michael Lovett, Executive Vice President and Chief Operating Officer, 1,152,270 shares of restricted stock, 1,355,610 performance units and $933,330 of performance cash; and to Grier Raclin, Executive Vice President, General Counsel and Corporate Secretary, 370,380 shares of restricted stock, 435,720 performance units and $300,000 of performance cash; and the Committee recommended to the Board of Directors that it grant to Neil Smit, President and CEO, 1,851,840 shares of restricted stock, 2,178,660 performance units and $1,500,000 of performance cash.

ITEM 8.01 OTHER EVENTS.

(a)  The Company announced that on March 19, 2008, its subsidiary, Charter Communications Operating, LLC ("Charter Operating"), closed on the sale of $546 million principal amount of 10.875% 2nd lien notes due 2014 ("the Notes") in a private transaction. At the closing, the amount of the Notes was upsized from the amount previously announced.  The proceeds from the sale of the Notes were used to repay, but not permanently reduce, the outstanding debt balances under the existing revolving credit facility of Charter Operating.

(b) The Company also announced that its subsidiary, Charter Operating has closed on $500 million principal amount of incremental term loans (the "Incremental Term Loans") under the Charter Operating credit facilities.  The net proceeds of the Incremental Term Loans will be used for general corporate purposes.

The press releases announcing these transactions are attached as Exhibits 99.1 and 99.2, respectively.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Item 8.01:

Exhibit Number	Description

99.1	Press Release dated March 20, 2008. *
99.2	Press Release dated March 20, 2008. *

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                      CHARTER COMMUNICATIONS, INC.
                      Registrant

Dated: March 24, 2008

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 20, 2008. *
99.2	Press Release dated March 20, 2008. *

* filed herewith